Exhibit 99.2

news release

FOR IMMEDIATE RELEASE

SIRVA Completes Acquisition of Executive Relocation Services

Combination of Leading Relocation Solutions Firms Provides Full Services to Growing Global Corporate Clients

CHICAGO, December 23, 2004 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced it has completed the acquisition of employee relocation management and consulting firm Executive Relocation Corporation for $100 million.  The two growing and highly respected full-service relocation solutions firms will serve a global client base comprising many of the world’s Fortune 500 companies.

“The acquisition of Executive Relocation provides us with a stronger platform from which to offer our suite of relocation services to our ‘Who’s Who’ of leading global corporate clients,” said Bob Rosing, president of SIRVA Relocation.  “As more corporations outsource their relocation services when they relocate employees, we want them to look to us as the world’s best provider for the high quality customer service they demand.”

SIRVA and the newly combined Executive Relocation will hold No. 1 rankings in customer satisfaction for nine of the past 10 years as reported by an independent survey conducted for the relocation industry.

“With the addition of Executive Relocation we will be able to offer our global capabilities to their existing corporate customer base along with innovative services like mortgage, title and our fixed fee product,” Rosing added.  “Over the past few months we have worked closely with David Motherwell of Executive Relocation and his senior

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management team to prepare for the integration of the two businesses. We have similar cultures that are both customer centric and quality oriented and we are greatly impressed with their vision for the business and plans for continued global growth.  We look forward to working with them to build this business.”

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 7,500 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports

on Form 10-Q.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Judy Wohlt

Manager

Corporate Communications

630.468.4886 (work)

630.802.1299 (cell)

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